Exhibit 23.3

July 28, 2026

To:	Tracx Logis Pte. Ltd. (the “Company”)

5A Toh Guan Road East, #06-03

CWT Jurong East Logistic Centre

Singapore, 608830

Dear Sir/Madam,

We consent to the reference to our firm under the captions of “SUMMARY—Risks Relating to Doing Business in the PRC and Hong Kong,” “RISK FACTORS—Risks Relating to Doing Business in the PRC and Hong Kong,” “LEGAL MATTERS” and “Item 8. Exhibits and Financial Statement Schedules,” as well as on the cover page of the preliminary prospectus included in the Company’s Registration Statement on Form F-1, filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended.

We also consent to the filing of this consent letter as an exhibit to the Company’s Registration Statement on Form F-1 with the SEC.

Yours sincerely,

/s/ Global Law Office
Global Law Office